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                                                                    Exhibit 99.1



                                                      [HANOVER DIRECT LOGO]


FOR IMMEDIATE RELEASE

CONTACT:   Hanover Direct, Inc                             The MWW Group
           Charles E. Blue                                 Rich Tauberman
           S.V.P & Chief Financial Officer                 Tel:  (201) 507-9500
           Tel:  (201) 272-3389



       Hanover Direct Adds New Director Designated by Chelsey Direct, LLC

EDGEWATER, NJ, April 12, 2004 - Hanover Direct, Inc. today announced that Paul
S. Goodman, the Chief Executive Officer of Chelsey Broadcasting Company, LLC, has joined the Company's Board of Directors effective April 12, 2004 as a designee of Chelsey Direct, LLC filling the vacancy created by the resignation of Martin L. Edelman effective February 15, 2004. "On behalf of the Board of Directors" said Tom Shull, Chairman, President and Chief Executive Officer of Hanover Direct, "I welcome Mr. Goodman to the Board and the Company."

Mr. Goodman has been the Chief Executive Officer of Chelsey Broadcasting Company, the owner of middle market network-affiliated television stations, since January 2003. Mr. Goodman served as a director of Benedek Broadcasting Corporation from November 1994 to October 2002 and as a director of Benedek Communications Corporation from its formation in 1996 to October 2002. Mr. Goodman was also corporate counsel to Benedek Broadcasting from 1983 to October 2002 and corporate counsel to Benedek Communications from 1996 until October 2002. From April 1993 to December 2002, Mr. Goodman was a member of the law firm of Shack Siegel Katz Flaherty & Goodman, P.C.

About Hanover Direct, Inc.
Hanover Direct, Inc. (AMEX: HNV) and its business units provide quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers, as well as a comprehensive range of Internet, e-commerce and fulfillment services to businesses. The Company's catalog and web site portfolio of home fashions, apparel and gift brands include Domestications, The Company Store, Company Kids, Silhouettes, International Male, Scandia Down and Gump's By Mail. The Company owns Gump's, a retail store based in San Francisco. Each brand can be accessed on the Internet individually by name. Keystone Internet Services, LLC (www.keystoneinternet.com), the Company's third party fulfillment operation, also provides the logistical, IT and fulfillment needs of the Company's catalogs and web sites. Information on Hanover Direct, including each of its subsidiaries, can be accessed on the Internet at www.hanoverdirect.com.

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